Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-60114 relating to the 2000 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statements on Form S-8(Nos. 33-74050 and 333-44047) relating to the 1993 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 33-80979) relating to the Employee Stock Purchase Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 333-82819) relating to the Outside Directors Stock Option Plan of Shoe Carnival, Inc. of our report dated
March 2, 2001, appearing in the Annual Report on Form 10-K of Shoe Carnival, Inc. for the year ended February 3, 2001.

DELOITTE & TOUCHE LLP
San Francisco, California
May 4, 2001